State Bank Financial Corporation 1st Quarter 2015 Earnings Presentation Joe Evans, Chairman and CEO Tom Wiley, Vice Chairman and President Sheila Ray, Executive Vice President and CFO Kim Childers, Vice Chairman and Chief Risk Officer April 23, 2015

2 Cautionary Note Regarding Forward-Looking Statements Certain statements contained in this presentation that are not statements of historical fact are forward-looking statements. These forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “would,” “could,” “will,” “expect,” “anticipate,” “project”, “believe,” “intend,” “plan” and “estimate,” as well as similar expressions. These forward-looking statements include statements related to expected cost savings related to our recent acquisition, the sustainability of our core operating franchise, the strength of our credit metrics on our organic loans, the opportunity to use the mortgage and SBA platforms from our recent acquisitions, the growth of our payroll business, our projected growth, continued improvement in our deposit funding mix, our well-positioned franchise, our execution of strategic priorities, our anticipated future financial performance, and management’s long-term performance goals, as well as statements relating to the anticipated effects on results of operations and financial condition from expected developments or events, including projections of future amortization of the FDIC receivable and accretion on loans, the impact of the expiration of loss share agreements, anticipated internal growth, and plans to establish or acquire banks or the assets of failed banks. These forward-looking statements involve significant risks and uncertainties that could cause our actual results to differ materially from those anticipated in such statements. Potential risks and uncertainties include the following: • negative reactions to our recent acquisitions by the customers, employees and counterparties of the acquired banks, or difficulties related to the transition of services; • general economic conditions (both generally and in our markets) may be less favorable than expected, which could result in, among other things, a deterioration in credit quality, a reduction in demand for credit and a decline in real estate values; • a general decline in the real estate and lending markets, particularly in our market areas, could negatively affect our financial results; • we may be unable to collect reimbursements on losses that we incur on our assets covered under loss share agreements with the FDIC as we anticipate; • costs or difficulties related to the integration of the banks we have acquired or may acquire may be greater than expected; • restrictions or conditions imposed by our regulators on our operations may make it more difficult for us to achieve our goals; • legislative or regulatory changes, including changes in accounting standards and compliance requirements, may adversely affect us; • competitive pressures among depository and other financial institutions may increase significantly; • changes in the interest rate environment may reduce margins or the volumes or values of the loans we make or have acquired; • other financial institutions have greater financial resources and may be able to develop or acquire products that enable them to compete more successfully than we can; • our ability to attract and retain key personnel can be affected by the increased competition for experienced employees in the banking industry; • adverse changes may occur in the bond and equity markets; • war or terrorist activities may cause deterioration in the economy or cause instability in credit markets; • economic, governmental or other factors may prevent the projected population, residential and commercial growth in the markets in which we operate; and • we will or may continue to face the risk factors discussed from time to time in the periodic reports we file with the SEC. For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on the forward-looking statements, which speak only as of the date of this report. All subsequent written and oral forward- looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. See Item 1A, Risk Factors, in our Annual Report on Form 10-K for the most recently ended fiscal year, for a description of some of the important factors that may affect actual outcomes.

1Q15 Results Summary

STATE BANK
Financial Corporation

- 1Q15 net income of $9.2 million, or $.25 per diluted share
- Significant improvement in noninterest income, led by mortgage origination and SBA lending
- Organic loan growth of over $113 million during 1Q15
- Created insurance division through purchase of Boyett Agency
- Increased 1Q15 dividend to $.05 per common share

Income Statement Highlights

(dollars in thousands, except per share data)	1Q15	4Q14	1Q14
Interest income on invested funds	$3,602	$2,928	$2,493
Interest income on loans	21,400	17,416	15,248
Accretion income on loans	16,069	14,124	26,536
Interest expense	1,979	1,923	1,894
Net interest income	39,092	32,545	42,383
Provision for loan losses (organic & PNCI)	1,072	775	-
Provision for loan losses (PCI)	2,121	415	590
Net interest income after provision for loan losses	35,899	31,356	41,793
Noninterest income	10,257	5,285	3,130
(Amortization) accretion of FDIC receivable	(1,448)	1,652	(15,292)
Total noninterest expense	30,094	25,799	23,083
Income before income taxes	14,614	12,494	6,548
Income tax expense	5,410	4,909	2,226
Net income	$9,204	$7,585	$4,322
Diluted net income per share	.25	.22	.13
Dividends per share	.05	.04	.03
Tangible book value per share	13.70	13.97	13.36

Balance Sheet Highlights (period-end)

	1Q15	4Q14	1Q14
Total Loans	$2,000,189	$1,634,529	$1,413,192
Organic	1,433,468	1,320,393	1,166,913
Purchased non-credit impaired	375,874	107,797	-
Purchased credit impaired	190,847	206,339	246,279
Total assets	3,351,908	2,882,210	2,622,491
Noninterest-bearing deposits	691,938	577,295	471,414
Total deposits	2,777,935	2,391,682	2,141,061
Shareholders' equity	529,246	464,095	441,439

Note: Consolidated financial results for 1Q 2015 contained throughout this presentation are unaudited; numbers may not add due to rounding

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4 Noninterest Income Key Initiatives  Combined mortgage production of over $118mm in the first quarter, leading to $2.7mm in fee income  Significant opportunity within State Bank’s existing builder finance program as we continue to leverage First Bank of Georgia’s mortgage platform across State Bank footprint Mortgage SBA Payroll  SBA team production of $8.5mm in 1Q15  Total SBA income of $1.1mm; 11.2% premium on 7(a) production  Strong SBA pipeline and increased activity coming from traditional commercial bankers  Payroll fee income increased 22% year-over-year to $1.2mm  17% increase in number of checks processed and number of clients in 1Q15 versus 1Q14  Continue to increase number of new payroll clients and improve integration with bankers and clients by leveraging treasury / payments expertise

5 Loan Portfolio ($ i n mi llio n s) ($ i n mi llio n s) 1 Organic loans; excludes purchased loans Note: New loan originations include new loans funded and net loan advances on existing commitments. Paydowns include payoffs, amortization and principal payments. 2 Includes organic and purchased non-credit impaired loans 0 500 1,000 1,500 2,000 1Q10 2Q 3Q 4Q 1Q11 2Q 3Q 4Q 1Q12 2Q 3Q 4Q 1Q13 2Q 3Q 4Q 1Q14 2Q 3Q 4Q 1Q15 Total Loan Portfolio Organic & Purchased Non-Credit Impaired Purchased Credit Impaired Retail 24% Multi-Family 15% Office 14% Residential 12% Hospitality 10% Land/Lots 10% Industrial 6% Sr Housing 3% Restaurants 2% Other 4% CRE Composition 2 0 50 100 150 200 250 300 350 1Q13 2Q13 3Q13 4Q13 1Q14 2Q14 3Q14 4Q14 1Q15 New Loan Fundings vs. Paydowns 1 New Loan Fundings Paydowns

6 Funding Mix  Continued focus on increasing transaction deposits, which include NIB demand deposits and IB transaction accounts  Period-end transaction deposit accounts increased $181mm in 1Q15  Noninterest-bearing demand deposits make up nearly 25% of total deposits ($ i n mi llio n s)  Total cost of funds of 29 bps is down 4 bps from the prior quarter and down 8 bps from the prior year period  Cost of funds of 14 bps on interest-bearing transaction accounts  Deposit funding mix continues to improve, contributing to low cost of funds 0 200 400 600 800 1,000 1,200 1,400 1Q10 2Q 3Q 4Q 1Q11 2Q 3Q 4Q 1Q12 2Q 3Q 4Q 1Q13 2Q 3Q 4Q 1Q14 2Q 3Q 4Q 1Q15 Transaction Deposit Accounts Noninterest-bearing Interest-bearing 1.82% .29% 0.0% 0.5% 1.0% 1.5% 2.0% 1Q10 2Q 3Q 4Q 1Q11 2Q 3Q 4Q 1Q12 2Q 3Q 4Q 1Q13 2Q 3Q 4Q 1Q14 2Q 3Q 4Q 1Q15 Cost of Funds

7 Financial Results: Revenue 1 Excludes accretion income on loans 2 Excludes (amortization)/accretion of FDIC receivable  Total interest income of $25.0mm, excluding accretion  Noninterest income of $10.3mm in 1Q15, excluding indemnification asset (amortization)/accretion, increased from $5.3mm in the prior quarter and $3.1mm in the prior year period  Mortgage, SBA, payroll and service charge income all increased in 1Q15 ($ i n t h o u sa n d s) ($ i n t h o u sa n d s) ($ i n t h o u sa n d s) 0 2,000 4,000 6,000 8,000 10,000 12,000 1Q14 2Q14 3Q14 4Q14 1Q15 Noninterest Income 2 Noninterest Income Gain on Securities/Other 0 1,000 2,000 3,000 4,000 5,000 6,000 1Q14 2Q14 3Q14 4Q14 1Q15 Noninterest Income Key Initiatives Mortgage SBA Payroll 10,000 15,000 20,000 25,000 30,000 1Q14 2Q14 3Q14 4Q14 1Q15 Interest Income 1

8 Financial Results: Expense 1 Excludes loan collection and OREO costs  Noninterest expense, excluding loan collection and OREO costs, of $29.7mm in 1Q15  Lower linked-quarter expenses excluding impact from First Bank  Recorded approximately $137 thousand of merger-related expenses and $365 thousand of severance expenses in the first quarter ($ i n t h o u sa n d s) ($ i n t h o u sa n d s)  Loan collection and OREO costs continue to be nominal in comparison to the portfolio managed 10,000 15,000 20,000 25,000 30,000 1Q14 2Q14 3Q14 4Q14 1Q15 Noninterest Expense 1 Noninterest Expense One-time/Noncore Expense First Bank (200) 0 200 400 600 800 1,000 1Q14 2Q14 3Q14 4Q14 1Q15 Loan Collection and OREO Costs

9 Significant Revenue Remaining from Purchased Portfolios  As of the end of 1Q15, $110mm of accretable discount remains to be recognized as loan accretion income  The timing of revenue recognition will continue to be somewhat uneven due to the timing of future loan pool closeouts ($ i n mi llio n s) Significant Future Benefit  Total FDIC receivable (indemnification asset) of only $17mm remaining at the end of 1Q15 ($ i n mi llio n s) Limited Future Headwind 70 45 26 22 17 0 50 100 150 200 250 1Q14 2Q14 3Q14 4Q14 1Q15 FDIC Receivable 156 140 131 120 110 0 50 100 150 200 250 1Q14 2Q14 3Q14 4Q14 1Q15 Accretable Discount

10 0 10,000 20,000 30,000 40,000 1Q14 2Q14 3Q14 4Q14 1Q15 Total OREO Balances ($ i n t h o u sa n d s) Asset Quality  Past due organic loans represent .11% of total organic loans  Total NPAs of $4.8mm as of 1Q15, representing .33% of organic loans and OREO  Allowance to organic loans is 1.36% at the end of 1Q15  Total OREO balances increased primarily due to acquisition of First Bank N PA s / Orga n ic L o an s 1 Total past due loans include 30 – 89 day and 90+ day loans past due 0.00% 0.20% 0.40% 0.60% 0.80% 1.00% 0 2,000 4,000 6,000 8,000 10,000 1Q14 2Q14 3Q14 4Q14 1Q15 Organic Nonperforming Assets NPLs OREO NPAs / Organic Loans 0.00% 0.10% 0.20% 0.30% 0.40% 0.50% 1Q14 2Q14 3Q14 4Q14 1Q15 Organic Past Due Loan Ratio 1 Total Past Due Loans / Organic Loans ($ i n t h o u sa n d s) First Bank